Exhibit 10.47

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into, and is effective the 10th day of August, 2005, by and between ICT Group, Inc. (hereinafter known as “ICT”); John Brennan, Vincent Paccapaniccia, Anne Beeson, Vincent Dadamo, Timothy Kowalski, John Campbell, Jack Magee, Dean Kilpatrick, Carl Smith and Charles Feitner (the “Individual Insureds” and together with ICT the “Insureds”), and National Union Fire Insurance Company of Pittsburgh, PA (referred to herein as “National Union”). (National Union and the Insureds are sometimes referred to collectively as the “Parties.”)

RECITALS

A. Federal Insurance Company (“Federal”) issued Executive Protection Policy No. 8145-73-61 to ICT, effective June 20, 2000 to June 20, 2001, with limits of $5 million, which policy is hereinafter referred to as the “Primary Policy.”

B. National Union issued an excess policy to ICT, Policy No. 468-71-87, effective June 20, 2000 to June 20, 2001, which provides coverage in excess of the limits of the Primary Policy in the amount of $5 million, which policy is hereinafter referred to as the “First Level Excess Policy.”

C. Federal issued an excess policy to ICT, Policy No. 8179-69-21, effective June 20, 2000 to June 20, 2001, which provides coverage in excess of the limits of the Primary Policy and the First Level Excess Policy in the amount of $5 million, which policy is hereinafter referred to as the “Second Level Excess Policy.”

D. The Insureds claim that National Union received timely notice of claims made against ICT and the Individual Insureds asserted in a class action lawsuit filed by William Shingleton, as the representative plaintiff, in the Circuit Court of Berkeley County, West Virginia, at Docket No. 98-C-517, and captioned William Shingleton, et al. v. ICT Group, Inc., et al. (referred to herein as the “Shingleton Litigation”).

E. It is National Union’s position that it did not receive timely notice of the Shingleton Litigation, and it has raised certain coverage issues and defenses and has reserved all rights under the First Level Excess Policy with respect to claims asserted in the Shingleton Litigation.

F. After the Shingleton Litigation was filed, ICT and the Individual Insureds filed an action against Federal, National Union and Johnson, Kendall & Johnson, Inc. (“JKJ”) in the Circuit Court of Berkeley County, West Virginia, at Docket No. 03-C-387, and captioned ICT Group, Inc. et al. v. Federal Insurance Company, et al. (referred to herein as the “Coverage Litigation”).

G. In the Coverage Litigation, the Insureds have asserted, inter alia, coverage claims against National Union and Federal, and claims for professional negligence and breach of fiduciary duty against JKJ. National Union has answered the Insureds’ complaint and asserted affirmative defenses thereto.

H. In the Shingleton Litigation, the Insureds, through their respective counsel, have denied the plaintiffs allegations and have vigorously defended the Shingleton Litigation.

I. The Insureds have reached a settlement of the Shingleton Litigation with the plaintiffs in that litigation, and the court in that litigation has entered an order finally approving that settlement;

J. Under and pursuant to the terms of the settlement agreement whereby the Shingleton Litigation was settled, ICT has paid $14,750,000.00 (Fourteen Million Seven Hundred Fifty Thousand Dollars).

K. The Insureds have reached a settlement with Federal relating to the Insureds’ claims against Federal in the Coverage Litigation, and, by reason of that settlement, as well as Federal’s payment of defense costs incurred by the Insureds in the Shingleton Litigation, the limits of the Primary Policy are exhausted.

L. The Parties desire to compromise, settle and resolve all disputes, claims, counterclaims, actions, suits, demands, causes of action, debts, liabilities, agreements, contracts or promises between them in connection with the Shingleton Litigation, and/or asserted with respect to the Coverage Litigation and/or asserted with respect to the First Level Excess Policy relating in any way to the Shingleton Litigation or the Coverage Litigation.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

I.	Payments and Dismissals

A. By August 10, 2005, each of the Parties shall sign this Agreement and each Party shall provide the other Party with an executed original of this Agreement.

B. By August 15, 2005, the Insureds shall file appropriate papers in the Coverage Litigation seeking a stay of their claims against National Union in that litigation so that the parties may finalize their agreement to amicably resolve the litigation.

C. By August 15, 2005, National Union shall file appropriate papers with the Supreme Court of Appeals of West Virginia seeking a stay in regard to consideration of its Petition To Appeal so that the parties may finalize their agreement to amicably resolve the litigation.

D. On September 15, 2005, National Union shall pay the sum of $4,100,000.00 (the “Settlement Sum”) on behalf of the Insureds in settlement of the Shingleton Litigation by check made payable to “ICT Group, Inc.”

E. Promptly upon completion of the events set forth in Paragraph I(A) through (D) above, and no later than September 20, 2005, the Insureds shall file the appropriate papers in the Coverage Litigation seeking dismissal with prejudice of their claims asserted against National Union in that litigation, and National Union shall file the appropriate papers with the Supreme Court of Appeals seeking a dismissal of its Petition to Appeal.

II.	No Admission of Liability

This Agreement is entered into for the sole purpose of resolving certain contested claims and disputes concerning the Coverage Litigation and coverage for the Shingleton Litigation, and avoiding the substantial costs, expenses and uncertainties associated with such claims and disputes, the trial of the Coverage Litigation and other potential litigation. Neither the execution nor the performance of any of the terms of this Agreement, nor the settlement of the Coverage Litigation and/or the Shingleton Litigation, shall be deemed by any Party to constitute an admission or indication that any of the claims asserted against any other Party in the Coverage Litigation, or otherwise, have any merit.

III.	Release of National Union

A. Upon payment of the moneys provided for herein, and compliance with the terms and conditions of this Agreement, including, without limitation, completion of the events contemplated in Paragraph I of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to and limited by Paragraph III (B) of this Agreement, ICT and each of the Individual Insureds, do hereby forever release, discharge and acquit National Union and any of its past, present, or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, and any of their past, present, or future directors, officers, employees, agents, principals, trustees, insurers and reinsurers, and the heirs, executors and representatives of any of them, and their lawyers and all persons acting by, through, under or in concert with them or any of them, with the sole and express exception of JKJ, from any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys’ fees, costs, or expenses, of any nature whatsoever, whether class, derivative or individual in nature, in law or in equity, for indemnity or otherwise, known or unknown, suspected or unsuspected, fixed or contingent (collectively “Claims”), which the Insureds ever had, now have, or may have in the future against National Union for coverage under the First Level Excess Policy (or any other insurance policy issued by National Union or any affiliate of National Union) for any liability that the Insureds have incurred or might incur in connection with, or arising from, the Shingleton Litigation, including, without limitation, all Claims that the Insureds asserted, or could have asserted against National Union in the Coverage Litigation, and specifically including the following types of Claims: (a) claims for “bad faith” or unfair claims handling practices; (b) common law claims for “bad faith” insurance practices or breach of the implied covenant of good faith and fair dealing; (c) all rights and claims pursuant to any applicable statute and/or case law for any alleged failure to effectuate prompt, fair and equitable settlements of claims; (d) claims relating in any way to National Union’s participation in the settlement of the Shingleton Litigation; and (e) claims arising out of National Union’s denial of coverage under the First Level Excess Policy and/or National Union’s position that it was neither obligated to pay for all or any portion of ICT’s and/or the Individual Insureds’ defense of the Shingleton Litigation nor required to indemnify ICT and/or the Individual Insureds against any liability they may incur in the Shingleton Litigation.

B. Notwithstanding anything set forth in Paragraph III (A) of this Agreement, the release provided for in that Paragraph III (A) does not release, and shall not be construed in any proceeding to release, any Claim the Insureds, or any of them now have, or may have in the future: (a) not based upon, arising from, or related to, the Shingleton Litigation, the settlement of the Shingleton Litigation and/or the Coverage Litigation or National Union’s handling of the settlement of the Shingleton Litigation for the benefit of ICT and/or the Insureds; or (b) against any other persons against whom the Insureds may have rights in connection with the Shingleton Litigation who are not released in Paragraph III (A) of this Agreement, including, without, limitation, all Claims of the Insureds that have been asserted, or may be asserted in the future, against JKJ in the Coverage Litigation, or otherwise; or (c) for breach of this Agreement. Neither JKJ, nor any of its past, present, or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, and any of its present, former or future directors, officers, employees, agents, principals, trustees, insurers and reinsurers or representatives are intended to be, or shall be construed to be, persons released under Paragraph III (A) of this Agreement.

IV.	Release of ICT and the Individual Insureds

A. In return for the release provided in Paragraph III of this Agreement, including, without limitation, completion of the events contemplated in Paragraph I of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to and limited by the limitation set forth in Paragraph III (B) of this Agreement, National Union does hereby forever release, discharge and acquit ICT, the Individual Insureds and, as appropriate, its/his/her past, present or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, directors, officers, employees, agents, principals, trustees, insurers and reinsurers, and the heirs, executors and representatives of any of them, and their lawyers and all persons acting by, through, under or in concert with them or any of them, from any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys’ fees, costs, or expenses, of any nature whatsoever, whether class, derivative or individual in nature, in law or in equity for indemnity or otherwise, known or unknown, suspected or unsuspected, fixed or contingent (collectively “Claims”) which National Union now has, or may have in the future against ICT, the Individual Insureds and/or Federal, or any of them, under the First Level Excess Policy, or otherwise, as a result of the claims that the Insureds have made for coverage for the Shingleton Litigation under the First Level Excess Policy, including without limitation, all Claims that National Union asserted, or could have asserted against the Insureds and/or Federal in the Coverage Litigation, and specifically including the following types of Claims: (a) claims for “reverse bad faith,” (b) common law claims for “reverse bad faith” insurance practices or breach of the implied covenant of good faith and fair dealing, (c) claims attempting to obtain contribution and/or indemnity from Federal as a result of any amounts paid or liabilities incurred by National Union in connection with the Shingleton Litigation and/or the Coverage Litigation; and (d) any claims arising out of National Union’s position that it was not required to indemnify ICT and/or the Insureds against any liability they may incur in the Shingleton Litigation; provided, however, that in the event that Federal asserts any Claim against National Union seeking damages or other relief from National Union arising out of, or as the result of, payments made by Federal to ICT and/or the Individual Insureds under the Primary Policy or the Second Level Excess Policy in connection with the Shingleton Litigation or arising out of or in any way related to the Shingleton Litigaton or the Coverage Litigation, the foregoing release of Federal by National Union shall be entirely null and void and of no effect and National Union shall maintain all of its rights to proceed against Federal.

B. Notwithstanding anything set forth in Paragraph IV (A), the release provided for in Paragraph IV (A) does not release, and shall not be construed to release any Claim National Union now has, or may have in the future: (a) not based upon, arising from, or related to, the Shingleton Litigation, the settlement of the Shingleton Litigation and/or the Coverage Litigation or National Union’s handling of the settlement of the Shingleton Litigation for the benefit of ICT and/or the Insureds; or (b) against any other persons against whom National Union may have rights in connection with the Shingleton Litigation who are not released in Paragraph IV (A) of this Agreement, including, without, limitation, all Claims of National Union that have been asserted, or may be asserted in the future, against JKJ in the Coverage Litigation, or otherwise; or (c) for breach of this Agreement. Neither JKJ, nor any of its past, present, or future parent companies, divisions, subsidiaries, affiliates, predecessors, successors, owners, assigns, and any of its present, former or future directors, officers, employees, agents, principals, trustees, insurers and reinsurers or representatives are intended to be, or shall be construed to be, persons released under Paragraph IV (A) of this Agreement.

V.	Non-Assignment of Claims

A. ICT represents and warrants that neither ICT nor any of its affiliates, predecessors, successors, or authorized agents or assigns, up to and including the time of signing this Agreement, have assigned or transferred, or purported to assign or transfer, any of its rights in respect of any matter as to which ICT is granting a release in this Agreement.

B. Each of the Individual Insureds represents and warrants that neither he/she, nor any authorized agents or assigns of such Individual Insured, up to and including the time of signing this Agreement, have assigned or transferred, or purported to assign or transfer, any of his/her rights in respect of any matter as to which that Individual Insured is granting a release in this Agreement.

C. National Union represents and warrants that neither National Union, nor any of its affiliates, predecessors, successors, or authorized agents or assigns, up to and including the time of signing this Agreement, have assigned or transferred, or purported to assign or transfer, any of its rights in respect of any matter as to which National Union is granting a release in this Agreement.

VI.	Confidentiality

A. Effective on the final execution of this Agreement, and subject only to the exceptions set forth in this Paragraph VI of this Agreement, the fact of this Agreement, the terms thereof, and the negotiations leading thereto are, and shall be treated by the Parties as, confidential.

B. The confidentiality provided for in this Paragraph VI shall not apply in the following situations:

1.	Any disclosure as may be necessary and appropriate by any Party to: that Party’s spouse; attorney(s) or accountant(s); the Internal Revenue Service or applicable state taxing authorities, as required by law; that Party’s insurers and/or reinsurers; that Party’s financial institutions for the purpose of the Party obtaining financing;

2.	National Union may make such disclosure as may be necessary and appropriate within its corporate structure and to its reinsurers;

3.	ICT may make such disclosure as may be necessary and appropriate within its corporate structure;

4.	Any Party may make disclosures when, and to the extent that, they are bound by a legal duty to disclose, including, but not limited to disclosures in order to meet fiduciary duties, disclosures to regulatory agencies of the government or disclosures to shareholders of a party;

5.	Any Party may make such disclosures as may be compelled pursuant to order of court of competent jurisdiction;

6.	Any Party may make such disclosures as are necessary and appropriate to JKJ in the course of discovery or at trial in the Coverage Litigation; or any other litigation involving JKJ; and

7.	Any Party may make such disclosures as may be required to enforce this Agreement.

C. In the event that any Party is served with a subpoena, discovery request or other similar legal instrument (“disclosure request”) that could lead to a court order compelling disclosure of this Agreement, or any of the terms and conditions thereof, that Party shall, within fourteen (14) days of the receipt of such disclosure request, notify the other Parties of that request, including providing them with a copy of the request, unless fourteen days notice would not permit sufficient time in which to allow the other Parties to assert any interest they may have in opposing the disclosure request, in which case the Party to whom the disclosure request is directed shall give notice to the other Parties as soon as possible, but, in any event, before actual disclosure of any information made confidential under this Agreement. Notwithstanding the foregoing, the requirement of this Paragraph VI(C) shall not apply to disclosures by the Insureds or National Union to JKJ in the Coverage Litigation, or any other litigation involving JKJ, which such disclosures are governed by Paragraph IV (B) (6) of this Agreement.

D. Any notice required to be given to National Union under this Paragraph VI shall be provided to:

Antonios Daskalakis, Esq.

AIG Domestic Claims, Inc.

175 Water Street, 11th Floor

New York, NY 10038

Samuel F. Paniccia, Esq.

D’Amato & Lynch

70 Pine Street – 47th Floor

New York, NY 10270

E. Any notice required to be given to the Insureds shall be provided to:

Jeffrey Moore

Vice President and General Counsel

ICT Group, Inc.

100 Brandywine Boulevard

Newtown, PA 18940

Richard F. McMenamin, Esq.

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103

VII.	Amendment And Waiver

A. This Agreement may be modified or amended only in a writing that is duly executed by all Parties to this Agreement.

B. Any Party who desires to waive any provision of this Agreement, or any breach thereof by any other Party, must do so in a writing directed to the representatives of the Parties identified in Paragraph VI of this Agreement. Waiver of any one breach of this Agreement, or any particular provision thereof, shall not be deemed a waiver of any other breach of the Agreement or any other provision thereof.

VIII.	Severability

In the event any of the provisions of this Agreement are deemed to be invalid and unenforceable, those provisions shall be severed from the remainder of this Agreement.

IX.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

X.	Rule of Construction

This Agreement has been drafted by counsel for the Parties, and reviewed by such counsel and by each Party, and any rule of construction whereby an agreement is to be construed against the drafter is inapplicable to the construction of this Agreement.

XI.	Entire Agreement

No promise, inducement, or agreement not herein expressed has been made to any Party, or the representative of any Party, in connection with the negotiation, drafting or execution of this Agreement. This Agreement consists of the entire agreement between the Parties. The terms of this Agreement are contractual in nature and not mere recitals.

XII.	Change in Facts Known

If any fact now believed by any Party to be true is found hereafter to be other than, or different from, that which is now believed by such Party, that Party expressly assumes the risk of such difference in fact and this Agreement shall remain fully effective notwithstanding any such difference in fact.

XIII.	Attorneys’ Fees

If, and to the extent that, the Parties hereafter mutually agree to an arbitration proceeding to seek relief for any breach of this Agreement, to enforce the terms of this Agreement, or if any Party hereafter commences, joins in, or in any manner seeks relief against any other Party through any judicial or arbitration proceeding arising out of, based upon, or relating to any of the claims released hereunder, the prevailing party shall be entitled to recover, in addition to any other damages, all its reasonable attorneys fees and costs incurred in connection therewith.

XIV.	Acknowledgment of Legal Advice

Each Party hereby acknowledges he, she or it is entering into this Agreement upon the legal advice of his, her or its attorney, that said attorney has explained the terms of this Agreement, and that each Party fully understands and voluntarily accepts the terms of this Agreement.

XV.	Choice of Law

The signatories hereto understand, agree and acknowledge that this Agreement shall be construed under, and interpreted in accordance with, the law of the Commonwealth of Pennsylvania as it exists on the date that this Agreement is fully executed by the Parties.

XVI.	Use of Headings

All headings contained in this Agreement are used solely for the convenience of the Parties and are not to be interpreted as part of this Agreement.

XVII.	Successors

This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their respective successors, heirs, administrators, trustees, executors and assigns.

XVIII.	Authority of Signatories

The undersigned individuals who are signing this Agreement on behalf of National Union or ICT declare, warrant and represent that they have the authority to enter into this Agreement on behalf of the party on whose behalf they are signing.

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AIG DOMESTIC CLAIMS, INC., on behalf of NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA

Dated: ______________________________	By:
Title:

ICT GROUP, INC.

Dated: ______________________________	By:
Title:

INDIVIDUAL INSUREDS

Dated: ______________________________	By:
JOHN BRENNAN

Dated: ______________________________	By:
VINCENT PACCAPANICCIA

Dated: ______________________________	By:
ANNE BEESON

Dated: ______________________________	By:
VINCENT DADAMO

Dated: ______________________________	By:
TIMOTHY KOWALSKI

Dated: ______________________________	By:
JOHN CAMPBELL

Dated: ______________________________	By:
JACK MAGEE

Dated: ______________________________	By:
DEAN KILPATRICK

Dated: ______________________________	By:
CARL SMITH

Dated: ______________________________	By:
CHARLES FEITNER